Exhibit 10-a

AMENDED AND RESTATED EXCHANGE AGREEMENT

AGREEMENT dated July 15, 2011 by and among Arcis Resources Corporation, a Nevada corporation (hereinafter referred to as “ARCS”), and the individual signatories to this agreement, being all of the members of American Plant Services, LLC, an Alabama limited liability company (hereinafter referred to as “APS”), and, with APS, all of the shareholders of Mobile Fluid Recovery, Inc., an Ohio corporation (hereinafter referred to as “MFR”).  The said individual signatories are hereinafter referred to collectively as the “Equity Holders”.

WHEREAS, the parties entered into an Exchange Agreement dated February 7, 2011 under which the Equity Holders will transfer to ARCS and ARCS will acquire the entire equity interest in both APS and MFR (collectively, the “Acquired Companies”); and

WHEREAS, the parties wish to amend the Exchange Agreement and to restate all of the terms, as amended, herein.

NOW, THEREFORE, it is agreed:

1.           Definitions.  As used herein, the following terms shall have the meanings set forth below:

a.           “Applicable Law” means any domestic or foreign law, statute, regulation, rule, or ordinance applicable to the businesses or corporate existence of ARCS or either of the Acquired Companies.

b.           “GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor institutes concerning the treatment of any accounting matter.

c.           “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, claim, encumbrance, royalty interest, any other adverse claim of any kind in respect of such property or asset, or any other restrictions or limitations of any nature whatsoever.

d.           “Acquired Company Equity” means all of the membership interests in APS (which are treated for purposes hereof as though they were the stock of a corporation for income tax purposes) and all of the outstanding capital stock of MFR.

e.           “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

f.           “Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.           Share Exchange.

a. On the Closing Date (defined herein), the Equity Holders shall:

i.
execute and deliver to ARCS an amendment to the Articles of Organization of  APS, suitable for recording in the Alabama Probate Court, which shall transfer all of the membership interests in APS to ARCS; and

ii.	deliver to ARCS certificates for all of the outstanding shares of MFR not owned by APS, duly endorsed for transfer to APS.

b. On the Closing Date, ARCS shall issue to the Equity Holders a total of eight million eight hundred thousand (8,800,000) shares of ARCS common stock.  The shares will be allocated among the Equity Holders as set forth on Schedule 2(a) hereto. ARCS warrants that the common stock, when so issued, will be duly authorized, fully paid and non-assessable.

c. On the Closing Date, ARCS shall deliver a 12 month note in the form annexed hereto as Appendix A (the “Notes”) to each of the Equity Holders specified as the recipient of a Note, said Notes to have an aggregate principal amount of Five Hundred Thousand Dollars ($500,000).  The Notes will be allocated among the Equity Holders as set forth on Schedule 2(a) hereto.  In the event that ARCS has a capital raise equal to or greater than four million dollars ($4,000,000.00), the Notes will be paid in full at the time of the capital raise.

d. On the Closing Date, the APS Equity Holders shall deliver a duly executed and properly filed IRS Form 8832 evidencing the fact that they have elected to be taxed as a Corporation rather than a partnership prior to the Closing Date and all periods thereafter. Moreover, Kenneth Flatt shall deliver his personal note (the “APS Note”) to APS in an amount, not to exceed $4 million, which shall be sufficient to cause him and his spouse to have tax basis in his Equity Interest in APS which is at least equal to the adjusted tax basis of all of the value of all the tangible assets of APS following the execution and delivery of the APS Note to APS. The APS Note shall be dated as of even date with the executed and filed Form 8832.  The APS Note shall bear interest at 3.5% per annum, payable quarterly, with two percent of the principal payable every three years and the balance payable on the fifteenth anniversary of the date of issuance.

3.           Closing.  The Closing of the transactions contemplated by this Agreement ("Closing") shall take place at the offices of ARCS at 10:00 A.M. on July 15, 2011.  As used herein, “Closing Date” means the date on which the Closing occurs.

4.           Warranties and Representations of Equity Holders.  In order to induce ARCS to enter into this Agreement and to complete the transaction contemplated hereby, each Equity Holder warrants and represents to ARCS as follows with respect to himself or herself, with respect to the Acquired Company Equity owned by such Equity Holder, and also with respect to the Acquired Company that issued such Equity.  For further clarity, each reference to the Acquired Company made by an Equity Holder in this Section 4 refers to each Acquired Company that issued Acquired Company Equity to the Shareholder, as set forth in Schedule 2(a).  Concurrent with the execution of this Agreement, the Equity Holders shall deliver to ARCS the portion of the Disclosure Schedules relating to this Article 4, which shall be deemed a part hereof and shall qualify any representation made herein to the extent of the corresponding section of the Disclosure Schedules.

a.           Organization and Standing.  APS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Alabama which has elected to be taxed as a Corporation.  MFR is a corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio.  Each of the Acquired Companies is qualified to do business in the State of Alabama to the extent required by the laws of Alabama and in any other state or jurisdiction in which the nature of its operations makes qualification appropriate.  The Acquired Company has full power and authority to carry on its business as now conducted and to own and operate its assets, properties and business.  The copies of the Articles of Organization and Operating Agreement of APS and the Charter and Bylaws of MFR previously delivered to ARCS are true and complete as of the date hereof.

b.           Capitalization.  The Acquired Company Equity represents all of the equity interests in the Acquired Companies.  There are no voting or equity securities authorized or issued, nor any authorized or issued securities convertible into equity securities, and no outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which the Acquired Company or the Equity Holder is bound, calling for the issuance of any additional equity securities of the Acquired Company.  All of the outstanding equity interests of the Acquired Company have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or any applicable securities laws.

c.           Ownership of Acquired Company Equity. The Equity Holder is the sole owner of that portion of Acquired Company Equity set forth opposite his name in Schedule 2(a), free and clear of all liens, encumbrances, and restrictions whatsoever.  By the transfer of the Acquired Company Equity to ARCS on the Closing Date, ARCS will thereby acquire good and marketable title to the Acquired Company Equity, free and clear of all Liens, encumbrances and restrictions of any nature whatsoever.

d.           Corporate Records and Management.  All of the books and records of the Acquired Company including, without limitation, its books of account, corporate records, minute book, stock certificate books and other records are up-to-date, complete and reflect accurately and fairly the conduct of its business in all material respects since its date of incorporation.  All reports, returns and statements currently required to be filed by the Acquired Company with any government agency with respect to the business and operations of the Acquired Company have been filed or valid extensions have been obtained in accordance with normal procedures and all governmental reporting requirements have been complied with.

e.           Governmental Consent.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority is required in connection with the execution and delivery of this Agreement by the Acquired Company or the consummation of the transactions contemplated hereby.

f.           Taxes.  The Acquired Company has filed all Tax Returns that it is required to file with all governmental agencies, wherever situate, and has paid or accrued for payment all Taxes as shown on such returns except for Taxes being contested in good faith.  There is no material claim for Taxes that is a Lien against the property of the Acquired Company other than Liens for Taxes not yet due and payable.

g.           Pending Actions.  There are no legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting the Acquired Company or against the members of its Board of Directors or any of its managers or officers or against the Equity Holders that arose out of their operation of the Acquired Company.  Neither the Acquired Company nor any of the Equity Holders is subject to any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or administrative, governmental or regulatory authority or body which would be likely to have a material adverse effect on the business of the Acquired Company.

h.           Acquired Company Financial Statements.  The Equity Holders have delivered to ARCS the consolidated financial statements of APS for the years ended December 31, 2010 and 2009 (the “Acquired Company Financial Statements”).   The Acquired Company Financial Statements present fairly in all material respects the financial condition of APS and MFR on a consolidated basis as of the dates thereof and the results of its operations for the periods identified therein.

i.           Absence Of Certain Changes Or Events.  To the knowledge of the Equity Holder, since December 31, 2010:

(A)           There has not been (i) any material adverse change in the business, operations, properties, assets, or condition of the Acquired Company or (ii) any damage, destruction, or loss to the Acquired Company (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of the Acquired Company.

(B)           The Acquired Company has not (i) amended its Charter or its Bylaws;  (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any outstanding capital stock; or (iii) other than pursuant to any existing employment agreement, made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee.

j.           Ownership of Assets.  Except as specifically identified in the Acquired Company Financial Statements, the Acquired Company has good, marketable title, without any Liens or encumbrances of any nature whatever, to its assets, properties and rights of every type and description that are reflected on the Acquired Company Financial Statements.

k.           No Interest in Suppliers, Customers, Creditors or Competitors.  Except as specifically identified in the Acquired Company Financial Statements, neither the Equity Holders nor any member of their respective families have any interest of any nature whatever in any supplier, customer, creditor or competitor of any Acquired Company.

l.           No Debt Owed to Equity Holders.  Except (i) as specifically identified in the Acquired Company Financial Statements and (ii) salaries, distributions and expense reimbursements accrued by unpaid during 2011, the Acquired Company does not owe any money, securities, or property to any of the Equity Holders or any member of their families or to any company controlled by or under common control with such a person, directly or indirectly.

m.           Validity of the Agreement.  This Agreement has been duly executed by the Equity Holder and constitutes the valid and binding obligation of each of them, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or effecting generally the enforcement of creditors’ rights.  The execution and delivery of this Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, the Charter or the Bylaws of the Acquired Company, or any material agreement, lease, mortgage, bond, indenture, license or other material document or undertaking, oral or written, to which the Acquired Company or the Equity Holder is a party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body; and the business now conducted by  the Acquired Company can continue to be so conducted after completion of the transaction contemplated hereby.

n.           Compliance with Laws.  The Acquired Company’s operations have been conducted in all material respects in accordance with all Applicable Law, and are not in violation of any Applicable Law.  The Acquired Company holds all the environmental, health and safety and other permits, licenses, authorizations, certificates and approvals of governmental authorities (collectively, "Permits") necessary or proper for the current use, occupancy or operation of its business, and all of the Permits are now in full force and effect.

o.           Finders.  The Equity Holders have not employed or utilized any finder in connection with this transaction, and the execution of this Agreement and the carrying out of its purposes will not give any individual a valid legal claim to a finder fee.

5.           Warranties and Representations of ARCS.  In order to induce the Equity Holders to enter into this Agreement and to complete the transaction contemplated hereby, ARCS warrants and represents to the Equity Holders as follows.   Concurrent with the execution of this Agreement, ARCS shall deliver to the Equity Holders the portion of the Disclosure Schedules relating to this Article 5, which shall be deemed a part hereof and shall qualify any representation made herein to the extent of the corresponding section of the Disclosure Schedules.

a.           Organization and Standing.  ARCS is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  ARCS is qualified to do business as a foreign corporation in every other state in which it operates to the extent required by the laws of such state, and has full power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. The copies of the Certificate of Incorporation and Bylaws of ARCS previously delivered to the Equity Holders are true and complete as of the date hereof.

b.           Capitalization.  ARCS's entire authorized capital stock consists of 200,000,000 shares of common stock, $.001 par value, of which 18,185,000 shares are issued and outstanding.  Except as described in the Quarterly Report on Form 10-Q for the period ended March 31, 2011, there are no other voting or equity securities outstanding, and no outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which ARCS is bound, calling for the issuance of any additional shares of common stock or preferred stock or any other voting or equity security.

c.           Corporate Records.  All of ARCS's books and records, including, without limitation, its books of account, corporate records, minute book, stock certificate books and other records are up-to-date, complete and reflect accurately and fairly the conduct of its business in all material respects since its date of incorporation.

d.           Taxes.  ARCS has filed all Tax Returns that it is required to file with all governmental agencies, wherever situate, and has paid or accrued for payment all Taxes as shown on such returns except for Taxes being contested in good faith.  There is no material claim for Taxes that is a Lien against the property of ARCS other than Liens for Taxes not yet due and payable.

e.           Pending Actions.  There are no legal actions, lawsuits, proceedings or investigations, either, administrative or judicial, pending or threatened, against or affecting ARCS or against ARCS’s Officers or Directors that arose out of their operation of ARCS.  ARCS, is not now subject to any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or administrative, governmental or regulatory authority or body.

f.           Validity of the Agreement.  All corporate and other proceedings required to be taken by ARCS in order to enter into and to carry out this Agreement have been duly and properly taken.  This Agreement has been duly executed by ARCS, and constitutes a valid and binding obligation of ARCS except to the extent limited by applicable bankruptcy reorganization, insolvency, moratorium or other laws relating to or effecting generally the enforcement of creditors rights.  The execution and delivery of this Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, ARCS's Certificate of Incorporation or Bylaws, or any agreement, lease, mortgage, bond, indenture, license or other document or undertaking, oral or written, to which ARCS is a party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body.

g.           SEC Status.  ARCS is a reporting company pursuant to Section 15(d) of the Securities Exchange Act of 1934.  Prior to the Closing, ARCS will have filed all reports required by the applicable regulations of the SEC. All of the filings by ARCS under the Exchange Act on or after September 22, 2009 were true, correct and complete in all material respects when filed, were not misleading and did not omit to state any material fact which was necessary to make the statements contained in such public filings not misleading in any material respect.

h.           Compliance with laws.  ARCS’s operations have been conducted in all material respects in accordance with all Applicable Law, and are not in violation of any Applicable Law.

i.           Finders.  ARCS has not employed or utilized any finder in connection with this transaction, and the execution of this Agreement and the carrying out of its purposes will not give any individual a valid legal claim to a finder fee.

6.           Pre-Closing Covenants.

a.           Announcement.  Prior to the Closing, no Party hereto nor any Acquired Company shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Parties (which consent shall not be unreasonably withheld), except as may be required by applicable law or securities regulation.  Upon execution of this Agreement, ARCS shall file a Current Report on Form 8-K with the SEC and may issue a press release.

b.           Access to Information

(A)           Inspection by Acquired Companies.  ARCS will make available for inspection by the Acquired Companies, during normal business hours, all of ARCS’s records (including tax records), books of account, premises, contracts and all other documents in ARCS’s possession or control that are reasonably requested by the Acquired Companies to inspect and examine the business and affairs of ARCS.  ARCS will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of the Acquired Companies concerning the business and affairs of ARCS.  The Acquired Companies will treat and hold as confidential any information they receive from ARCS in the course of the reviews contemplated by this Section 6b(A).  No examination by the Acquired Companies will, however, constitute a waiver or relinquishment by the Equity Holders of their rights to rely on ARCS’s covenants, representations and warranties made herein or pursuant hereto.

(B)           Inspection by ARCS.  The Equity Holders will cause each of the Acquired Companies to make available for inspection by ARCS, during normal business hours and in a manner so as not to interfere with normal business operations, all of the Acquired Companies’ records (including tax records), books of account, premises, contracts and all other documents in the Acquired Companies’ possession or control that are reasonably requested by ARCS to inspect and examine the business and affairs of the Acquired Companies. The Equity Holders will cause the managerial employees of the Acquired Companies and their regular independent accountants to be available upon reasonable advance notice to answer questions of ARCS concerning the business and affairs of the Acquired Companies.  ARCS will treat and hold as confidential any information it receives from the Acquired Companies in the course of the reviews contemplated by this Section 6b(B).  No examination by ARCS will, however, constitute a waiver or relinquishment by ARCS of its rights to rely on the Equity Holders’ covenants, representations and warranties made herein or pursuant hereto.

(C)           Delivery of Information.  In order to facilitate the inspection of information pursuant to this Section 6, each party will promptly deliver to the other by email, by fax or by hand-delivered photocopy any document reasonably requested by the other for purposes of such inspection.

c.           Business Expansion.  Prior to the Closing Date, ARCS may from time to time advance funds to APS for the purpose of expanding APS operations into Utah and/or Virginia.  Until the Closing Date, any such operations that are funded by ARCS will be carried out in the name and for the benefit of ARCS or a subsidiary of ARCS.  On or after the Closing Date, any such operations will be assigned to APS.

d.           Board of Directors. Effective as of the Closing Date, Deborah Flatt shall have resigned from the Board of Directors of ARCS, from the Boards of Directors of any Subsidiaries other than APS, and from any officer positions not specified in Section 11(e).  The options granted to Deborah Flatt by the Company in September 2010 shall have been terminated.

e.           Executive Employment Agreements. Prior to the Closing Date, the Company shall have amended the Executive Employment Agreements that it made in September 2010 with Kenneth A. Flatt, Jr., Deborah Flatt, Trevis Lyon and Robert DiMarco, to conform to the terms set forth in Section 11 below.  The Company shall also have terminated the Executive Employment Agreement with Nolan Knight.

7.           Conditions Precedent to Closing.

a.           Conditions Precedent to Obligations of the Equity Holders.  The obligations of the Equity Holders under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(A)  ARCS's representations and warranties contained herein shall be true and correct on the Closing Date, as if such representations and warranties had been made on and as of the Closing Date, and the Designated Agent (defined in Section 14 hereof) shall have delivered to the Equity Holders a certification to such effect.

(B) ARCS shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by it prior to or at the time of the Closing.

(C) The Equity Holders shall have completed to their own satisfaction due diligence with respect to ARCS.

(D) Since the date of this Agreement, ARCS shall have not suffered any material adverse event.

(E) All documents and instruments to be delivered pursuant to this Agreement shall be reasonably satisfactory in substance and form to the Equity Holders and their counsel, and the Equity Holders and their counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(F) ARCS shall have executed and delivered to Mr. Flatt an undertaking by ARCS to provide Mr. Flatt with sufficient additional consideration or compensation over the term of his employment by the Company, an amount which shall, after reduction for the effects of Federal and state Income Taxes, be adequate to satisfy the APS Note, which has prior to the Closing Date been delivered by Mr. Flatt to APS to increase his adjusted tax basis in his Equity Interest in APS which is at least equal to the adjusted tax basis of all of the value of all the tangible assets of APS which exist within APS as of the Closing Date.

b.           Conditions Precedent to Obligations of ARCS.  The obligations of the ARCS under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(A) The representations and warranties of the Equity Holders contained herein shall be true and correct on the Closing Date, as if such representations and warranties had been made on and as of the Closing Date, and the Chief Executive Officer of APS shall have delivered to ARCS a certification to such effect.

(B) The Equity Holders shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing.

(C) ARCS shall have completed to its own satisfaction due diligence with respect to the Acquired Companies.

(D) Since the date of this Agreement, neither of the Acquired Companies shall have suffered any material adverse event.

(E) Rosenberg Rich Baker Berman & Co. shall have delivered to ARCS (at ARCS expense) an unqualified audit opinion on the Acquired Company Financial Statements, and ARCS shall have accepted such opinion.

(F) All documents and instruments to be delivered pursuant to this Agreement shall be reasonably satisfactory in substance and form to ARCS and its counsel, and ARCS and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(G) Kenneth Flatt shall have delivered the APS Note to APS in an amount which shall be sufficient to cause him and his spouse to have tax basis in his Equity Interest in APS which is at least equal to the adjusted tax basis of all of the value of all the tangible assets of APS following the execution and delivery of the of the APS Note to APS. The APS Note shall be dated as of even date with the executed and filed Form 8832.

8.           Deliveries at Closing

a.	At the Closing the Equity Holders shall deliver to ARCS the following:

A.	The security instruments described in Section 2(a) of this Agreement.
B.	The APS Note described in Section 2(d) of this Agreement.

C.	IRS Form 8832 described in Section 2(d) of this Agreement.

D.	The Certification of the Chief Executive Officer of APS described in Section 7b(A) hereof.

E.	A certificate of good standing for each of the Acquired Companies, issued by the domiciliary jurisdiction no less than 60 days prior to the Closing Date.

F.	All of the books and records of the Acquired Companies.

b.	At the Closing, ARCS shall deliver to the Equity Holders the following:

A.	The stock certificates described in Section 2(b) of this Agreement.

B.	The Notes described in Section 2(c) of this Agreement.

C.	The Certification of the Designated Agent of ARCS described in Section 7a(A) hereof.

9.           Termination.  This Agreement may be terminated at any time before or at Closing, by:

a.           The mutual agreement of the parties;

b.           Any party if the Closing has not occurred by July 15, 2011, unless extended by written agreement of the parties;

c.           Any party if any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Agreement or any material component thereof;

d.           Without any action on the part of the Parties if required by Applicable Law.

Upon termination of this Agreement for any reason, in accordance with the terms and conditions set forth in this paragraph, each said party shall bear all costs and expenses as each party has incurred and no party shall be liable to the other for such costs and expenses.

10.           Restriction on Resale. The ARCS Common Shares to be issued by ARCS to the Equity Holders or to the Guarantors hereunder will not be registered under the Securities Act of 1933, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of within the United States of America until:  (i) a registration statement with respect to such securities is declared effective under the Securities Act of 1933, or (ii) ARCS receives an opinion of counsel for the stockholders, reasonably satisfactory to counsel for ARCS, that an exemption from the registration requirements of the Securities Act of 1933 is available.

The certificates representing the shares which are being issued to the Equity Holders pursuant to this Agreement shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR ARCIS RESOURCES CORPORATION RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR ARCIS RESOURCES CORPORATION THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

11.         Post-Closing Covenants.

a.           Board of Directors.  Within thirty days subsequent to the Closing Date, a nominee designated by Kenneth A. Flatt, Jr. shall be appointed to replace Deborah Flatt on the board of directors of the Company and each Subsidiary other than APS.  Within sixty days subsequent to the Closing Date, GSA International Group, Inc. shall nominate three individuals, who shall be appointed to the board of directors of the Company and each Subsidiary.  All directors seated on the board on the Closing Date and all directors appointed to the board of directors pursuant to this Section 11(a) shall remain members of the board of directors until the next annual meeting of the shareholders of the Company, and until their successors are appointed.

b.           Personal Guarantees.  Kenneth Flatt, Jr. and Deborah Flatt (the “Guarantors”) have provided personal guarantees of the debts of APS identified on Schedule 11(b) to this Agreement (the “Personal Guarantees”).  From the date of this Agreement and through and after the Closing Date, the Guarantors will cooperate with ARCS and ARCS will use its best efforts for the purpose of releasing the Guarantors from the Personal Guarantees.  If arrangements have not been made to release the Guarantors from the Personal Guarantees as of the Closing Date, then ARCS will issue up to a maximum of two million (2,000,000) shares of common stock to the Guarantors (to be allocated between them as they determine) to compensate them for providing the continuing guarantees.   The number of shares to be issued will be:

•	On the Closing Date, one million (1,000,000) shares multiplied by the Remaining Percentage on the Closing Date.
•	On the date that is 120 days after the Closing Date, five hundred thousand (500,000) shares multiplied by the Remaining Percentage on that date.
•	On the date that is 180 days after the Closing Date, five hundred thousand (500,000) shares multiplied by the Remaining Percentage on that date.

For purposes of this Section, the “Remaining Percentage” shall be a fraction whose denominator is the aggregate amount of the Personal Guarantees shown on Schedule 11(b) and whose numerator is the aggregate amount of the Personal Guarantees that remain unreleased as of the measurement date.

c.           Management. Promptly after the Closing Date, the Operating Agreement for APS shall be amended to provide (a) that there shall be four Managers who shall act by unanimous consent, (b) that from among the Managers there shall be designated a Chief Executive Officer and a Chief Financial Officer to whom the Managers shall assign such administrative responsibilities as are customary for such titled officers; and (c) that the Managers shall report to the Member on a regular basis determined by the Member.  In addition to Robert Di Marco and Trevis Lyon, Kenneth A. Flatt, Jr. and Deborah Flatt shall serve as Managers of APS  during any period in which either Kenneth A. Flatt or Deborah Flatt  is a guarantor of debt of APS.  Upon release from all obligations of APS, Deborah Flatt will resign from her position as Manager of APS, and the Operating Agreement shall be amended to reduce the number of Managers to three.

           d.           Officers.  The Company's Board of Directors shall use its best efforts the engage officers for the Company meeting the following criteria:

(i)           CEO.  Kenneth A. Flatt, Jr. shall be employed as CEO of the Company until a replacement is appointed as provided in this Section.  Within six months after the Closing Date the Company shall engage as CEO an individual with the requisite senior management experience. Kenneth A. Flatt, Jr. shall remain the CEO of APS for the term of his Executive Employment Agreement.

(ii)            Comptroller.  The Company shall hire a Comptroller as soon as a competent candidate can be engaged.

e.           Officer Compensation.

(A). Compensation

(i)           Kenneth A. Flatt, Jr.  For services as interim CEO of the Company and as CEO of APS, the Company shall pay Mr. Flatt a salary of $180,000 per year, which shall continue after Mr. Flatt is replaced as CEO of the Company.  In addition, APS shall pay Mr. Flatt compensation equal to the lesser of $120,000 or the net annual cash provided by the operations of APS and MFR.  If the Company's Exchange Act reports show $2.5 million in net income for any period of four consecutive quarters, then commencing on the first day of the fifth quarter, Mr. Flatt shall receive the compensation stipulated in his Executive Employment Agreement.

(ii)           Deborah Flatt.  On the Closing Date, the Company will issue to Deborah Flatt a five year option to purchase 300,000 shares of common stock at $.30 per share, which shall become exercisable at a rate of 100,000 shares per year during the first three years after the Closing Date.  Deborah Flatt will serve as interim Comptroller for APS until replaced by the Board.  During any period when Deborah Flatt serves as interim Comptroller, APS will pay her a salary of $75,000 per annum.

(iii)           Trevis Lyon.  On the Closing Date, the Company will issue to Trevis Lyon a five year option to purchase 500,000 shares of common stock at $.50 per share, of which 300,000 become vested on September 15th 2011 and the remaining 200,000 become vested on September 15, 2013.  For services as COO of the Company, APS and MFR, the Company shall pay Mr. Lyon an annual salary of $180,000.  If the Company's Exchange Act reports show $2.5 million in net income for any period of four consecutive quarters, then commencing on the first day of the fifth quarter, Mr. Lyon shall receive the compensation stipulated in his Executive Employment Agreement.

(iv)           Robert DiMarco.  For services as CEO of Arcis Energy, Inc., the Company shall pay Mr. DiMarco an annual salary of $180,000.  If the Company's Exchange Act reports show $2.5 million in net income for any period of four consecutive quarters, then commencing on the first day of the fifth quarter, Mr. DiMarco shall receive the compensation stipulated in his Executive Employment Agreement.

(B).           Employee Equity Compensation Plan.  Within three months after the Closing Date the Board of Directors shall adopt an employee equity compensation plan for non-management employees of the Company and Subsidiaries.

(C)           Advisory Board.  The Company shall use its best efforts to establish an Advisory Board of experts within six months after the Closing Date.

(D)           Refinance.  The Company shall use its best efforts to refinance $3.67 million of existing APS debt and to eliminate the Personal Guarantees identified in Section 11(b) of this Agreement within 90 days after the Closing Date..

f.           Indemnification.  After the Closing Date, ARCS will indemnify and hold each of the Equity Holders harmless against any loss, claim, liability or expense (including legal fees and litigation costs) incurred by an Equity Holder as a result of any debt or liability of APS or MFR, unless the existence of the debt or liability was not disclosed in the Acquired Company Financial Statements, or otherwise constitutes a breach of a warranty made in this Agreement.

g.           ByLaws. Promptly after the Closing Date, the Company and its corporate Subsidiaries shall each adopted amendments to their bylaws, and the Subsidiaries that are limited liability companies shall have adopted amendments to their operating agreements, in each instance providing that at no time shall the management team (i.e. the board of directors and executive officers) include any two persons who are members of the same family unit (taken to two degrees of separation)

12.          Confidentiality.   ARCS, on the one hand, and each of the Equity Holders, on the other hand, will keep confidential all information and documents obtained from the other, including but not limited to any information or documents provided pursuant to Section 6b hereof (except for any information disclosed to the public pursuant to a Form 8-K or press release authorized by the Parties) and in the event the Closing does not occur or this Agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by law, (ii) the information becomes publicly available by reason other than disclosure by the Party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other Party’s confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, (v) the information is already publicly known or known to the receiving Party when disclosed as demonstrated by written documentation in the possession of such Party at such time, or (vi) in connection with any arbitration proceeding hereunder pursuant to Section 13.

13.          Applicable Law; Arbitration.

a.           Governing Law.   This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof, as applied to agreements entered into and to be performed in such state.

b.           Arbitration.                      Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the American Arbitration Association Rules.  The number of arbitrators shall be one.  The seat, or legal place, of arbitration will be Birmingham, Alabama.

14.          Designated Agent.  For the purpose of mediating the conflict of interest of the members of management of ARCS who are Equity Holders, ARCS appoints Robert DiMarco, the President of Arcis Energy, Inc., to serve as Designated Agent for all purposes under this agreement.  The Designated Agent shall be the agent of ARCS for all purposes in connection with this Agreement and the transactions contemplated hereunder, and shall be authorized to act on behalf of ARCS in all such matters.

15.          Notices.   All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given or made as follows:

(a)           If sent by facsimile transmission, when transmitted to the fax numbers noted below and receipt is confirmed by the fax machine; or

(b)	If personally delivered, when delivered.

All notices and other communications under this Agreement shall be sent or delivered as follows:

If to the Equity Holders, to:

Mr. Kenneth A. Flatt, Jr.
c/o American Plant Services, LLC
4320 Eagle Point Parkway, Suite A
Birmingham, AL 35242
Fax Number:  205.437-8329

If to ARCS, to:

Mr. Robert DiMarco
Arcis Energy, Inc.
777 Harbor Isles Pl
Palm Beach Gardens Fl 33410
Fax Number:                                561-828-7701

    with a copy to (which shall not constitute notice):

Robert Brantl, Esq.
52 Mulligan Lane
Irvington, NY 10533
Facsimile: 914-693-1807

Each Party may change its address by written notice in accordance with this Section.

16.           Covenant of Cooperation. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

17.           Counterparts.  This Agreement may be executed in multiple facsimile counterparts.  Each of the counterparts shall be deemed an original, and together they shall constitute one and the same binding Agreement, with one counterpart being delivered to each party hereto.

(The remainder of this page is intentionally blank.  Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date and year written on the first page.

ARCIS RESOURCES CORPORATION

By: /s/ Kenneth A. Flatt, Jr.
       Kenneth A. Flatt, Jr., Chief Executive Officer

  Equity Holders

  /s/ Kenneth A. Flatt, Jr.
  Kenneth A. Flatt Jr.

  /s/ Deborah K. Flatt
  Deborah K Flatt

/s/ Trevis Lyon
Trevis Lyon

/s/ James E. Goins
James E Goins

/s/ Clifford Briggs
Clifford Briggs

/s/ David Briggs
David Briggs

EXCHANGE AGREEMENT

Schedule 2(a)

EQUITY HOLDERS

Acquired Company	Equity Holder	ARCS Shares to be Issued	8% Note Holders
APS	Kenneth A. Flatt, Jr.	3,051,125	$450,000
	Deborah K. Flatt	4,794,625	--
	Trevis Lyon	435,875	$25,000
	James Goins	435,875	$25,000

MFR	Clifford Briggs	47,143	--
	David Briggs	35,357	--

APPENDIX A

NOTE DUE JULY 15, 2012

Date of Issue:  July 15, 2011                                                                                                                                                                              $_________________

THIS NOTE (“Note”) is issued by Arcis Resources Corporatio (“Payor”).  The Note has been issued by the Payor to comply with the conditions set forth in Section 2(c) of the Amended and Restated Exchange Agreement dated July 15, 2011 between the Payor and certain named equity holders.

FOR VALUE RECEIVED, the Payor promises to pay to the order of ______________ or assigns (the “Holder”) the principal sum of ____________________ (US $_______) Dollars.  Interest shall accrued on the principal balance outstanding at a rate of 11.25% per annum.  Commencing in 2012, accrued interest shall be payable quarterly, on the first business day of January 2012  and April 2012.  Principal and accrued interest shall be payable on the earlier of:

•
The closing date of any sale of equity or debt securities by the Payor from which gross proceeds of no less than four million dollars are obtained (including any such sale that, with prior sales, aggregates four million dollars or more);

•
Any date on which the net cash provided by operations of the Company (determined in accordance with generally accepted accounting principles) for the period from and after the Closing Date is a positive number, except that accrued interest and, then, principal shall be due only to the extent of such positive cash flow, which shall be allocated among all Notes issued in this template in proportion to their principal amount; or

•	July 15, 2012.

This Note is subject to the following additional provisions:

1.           Events of Default.

(a)           An “Event of Default,” wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.           The Payor’s failure to pay to the Holder any amount of principal or interest when and as due under this Note, if the failure is not cured within fifteen (15) days after written notice of default is given to him;

ii.           The Payor shall commence, or there shall be commenced against the Payor under any applicable bankruptcy or insolvency laws any bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the Payor is adjudicated bankrupt; or any order of relief or other order approving any such case or proceeding is entered.

(b)           Acceleration. During the time that this Note is outstanding, if any Event of Default has occurred, the full unpaid principal amount of this Note, together with accrued and unpaid interest, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash. The Holders may exercise the election by giving written notice of acceleration (the “Acceleration Notice”) to the Payor. The Holder need not provide and the Payor hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

2.           Assignment. This Note may be assigned by Holder. Upon receipt of written notice of assignment identifying the name and address of the assignee, Payor shall be bound by the assignment.

3.           Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Alabama.

IN WITNESS WHEREOF, the Payor has executed this Note.

_______________________________
Robert Di Marco
Designated agent on behalf of
Arcis Resources Corporation